Exhibit 99.1

NORTHERN TIER ENERGY ANNOUNCES MANAGEMENT CHANGES AND REAFFIRMS FOURTH-

QUARTER OPERATIONAL GUIDANCE

RIDGEFIELD, Conn., Dec 21, 2012 /PRNewswire/ — Northern Tier Energy LP (NYSE: NTI) (“Northern Tier Energy” or the “Partnership”) announced that its co-founder and Chief Executive Officer Mario Rodriguez has resigned effective today and that its co-founder, President and Chief Operating Officer Hank Kuchta, has assumed the role of Chief Executive Officer of the Partnership.

“We thank Mario for his many contributions to the growth and success of Northern Tier Energy and wish him continued success with his future endeavors,” said Dan Smith, Chairman of the Board of Directors of Northern Tier Energy, GP LLC, the general partner of the Partnership, who will be elevated to Executive Chairman. “We are fortunate to have Hank lead Northern Tier Energy and expect, with his background not only with Northern Tier Energy but in the energy and refining business, to have a smooth transition.”

Mr. Rodriguez said, “With the announcement of two consecutive quarters of record operating and financial results, the successful completion of the initial public offering of Northern Tier Energy, and the completion of our recent debt refinancing, I felt the time was right for me to step down and to explore new opportunities. I am happy to leave Northern Tier Energy in the very capable hands of Hank Kuchta, who has been with the company since its inception in December 2010.”

Mr. Kuchta said, “Mario and I co-founded this business and I have been President and Chief Operating Officer of this company since the beginning. The company has had many achievements under our leadership and is in a strong financial position. I look forward to the opportunity to lead this company to a bright future and I am fortunate to take the reins of Northern Tier Energy following our record third quarter results and initial cash distribution.”

Prior to his role at Northern Tier Energy, Mr. Kuchta was President and Chief Operating Officer of Premcor which operated four refineries in the United States with total refining capacity of approximately 750,000 barrels per day. Mr. Kuchta served in this role during the IPO of Premcor and at the time of its sale to Valero in April 2005. Before joining Premcor, Hank served as a business development manager for Phillips 66 Company following Phillips’ 2001 acquisition of Tosco Corporation.

Dan Smith has served as Chairman of the Board of Directors of Northern Tier Energy LLC since November 29, 2011 and as a Director since May 2011. Mr. Smith is the former Chairman, President and Chief Executive Officer of Lyondell Chemical Company. He was elected President of Lyondell Chemical Company in August 1994, Chief Executive Officer in December 1996, and Chairman of the Board of Directors in May 2007. At the time of its acquisition in December 2007 by Basell, Lyondell was the third largest independent chemical manufacturer in the U.S. and owned and operated a 270,000 bpd full conversion refinery in Houston, TX, as well as approximately 40 chemical sites on five continents. He began his career with ARCO (Atlantic Richfield Company) in 1968 as an engineer.

Northern Tier Energy Reaffirms Fourth-Quarter 2012 Operational Guidance

Northern Tier Energy today reaffirmed its previously issued fourth quarter 2012 operational guidance, which guidance is set forth in the table below.

	Q4 2012
	Low		High
Refinery Statistics:
Total Throughput (bpd)	80,000		85,000
Direct opex ex. turnaround ($/throughput bbl)		$4.75
Turnaround reserve ($ in mm)		$10.0

Retail Statistics:
Forecasted gallons (mm)		79
Retail fuel margin ($/gallon)		$0.19
Merchandise sales ($ in mm)		$90.0
Merchandise gross margin (%)		25.5%
Direct operating expense ($ in mm)		$29.0

Other Guidance ($ in mm):
SG&A		$23.0
Depreciation & amortization		9.0
Cash interest expense		6.7
Capital expenditure		11.0
Taxes		1.1

About Northern Tier Energy

Northern Tier Energy LP (NYSE:NTI) is an independent downstream energy company with refining, retail and pipeline operations that serves the PADD II region of the United States. Northern Tier Energy operates an 84,500 barrels per stream day refinery located in St. Paul Park, Minnesota. Northern Tier Energy also operates 166 convenience stores and supports 68 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and owns a bakery and commissary under the SuperMom’s brand. Northern Tier Energy is headquartered in Ridgefield, Connecticut.

Forward Looking Statements

This press release contains certain “forward-looking statements” which reflect Northern Tier Energy’s views and assumptions on the date of this press release regarding future events. They involve known and unknown risks, uncertainties and other factors, many of which may be beyond its control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. All forward-looking statements speak only as of the date hereof. Northern Tier Energy undertakes no obligation to update or revise publicly any such forward-looking statements. Northern Tier Energy cautions you not to place undue reliance on these forward-looking statements. Please refer to Northern Tier Energy’s filings with the SEC for more detailed information regarding these risks, uncertainties and assumptions.